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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration Under
              Section 12(g) of the Securities Exchange Act of 1934
            or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                         Commission File No.: 0-12410

                                BI INCORPORATED
             (Exact name of registrant as specified in its charter)

                               6400 Lookout Road
                            Boulder, Colorado 80301
                                 (303) 218-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share
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            (Title of each class of securities covered by this Form)

                                      N/A
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]             Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)   [ ]             Rule 12h-3(b)(2)(ii)       [ ]
                                       Rule 15d-6                 [ ]

  Approximate number of holders of record as of the certification or notice date: one.


  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, BI Incorporated has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.


                                    BI INCORPORATED

Date: October 17, 2000              By:  /s/ David J. Hunter
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                                         David J. Hunter
                                         President